Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-239672 on Form S-3 of our reports dated February 26, 2020, relating to the financial statements of SeaWorld Entertainment, Inc. and the effectiveness of SeaWorld Entertainment, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of SeaWorld Entertainment, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Tampa, Florida

August 10, 2020